EXHIBIT 99.1

Rudolph Acquires NanoPhotonics; Adds New Technologies to Enhance Position in High-Growth Advanced Packaging Market

Advanced edge and backside wafer inspection technologies are in growing demand to meet emerging wafer fab and advanced packaging process requirements

Flanders, New Jersey (June 21, 2012) ─ Rudolph Technologies, Inc. (NASDAQ:RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, announced today that it has acquired the assets of NanoPhotonics GmbH, Mainz, Germany. The addition of NanoPhotonics’ inspection technology and its substantial intellectual property portfolio will strengthen Rudolph’s established presence in the high-growth advanced packaging market.

Paul F. McLaughlin, chairman and chief executive officer of Rudolph, noted, “The acquisition of NanoPhotonics significantly expands Rudolph’s portfolio of intellectual property, which in turn expands our product offerings into unpatterned wafer and mask blank inspection markets. This acquisition enhances our capabilities in all-surface inspection, which we believe will be critical in meeting the emerging requirements in advanced packaging markets. We are adding a highly-skilled team to our organization, and expect to quickly integrate the NanoPhotonics operations into our existing inspection business.”

Dr. Michael Abraham, founder and president of NanoPhotonics stated, “We believe our products and technologies are a good complement to Rudolph’s current inspection suite of customer-focused offerings, and our team is looking forward to ensuring a smooth transition. Rudolph’s competencies in all-surface defect inspection are well known and will be a key asset as our technologies are integrated into their portfolio. Additionally, we believe Rudolph’s worldwide service and support infrastructure will contribute to the success of these complementary businesses.”

McLaughlin added, “Rudolph has extensive experience in the back-end manufacturing environment. We are taking NanoPhotonics’ sub-micron resolution capability and applying it to a market that we know very well to deliver an unmatched solution for our customers.”

Acquisition Furthers Rudolph’s Growth Strategy
McLaughlin emphasized that this is one of several planned steps Rudolph will take to expand the Company’s portfolio and drive its long-term growth strategies in both front- and back-end manufacturing environments. “The integration of additional inspection and metrology capability which is the integral part of this acquisition is driving new customer insertion points for Rudolph solutions while enhancing the overall value proposition of our cluster platforms.”

McLaughlin continued “NanoPhotonics is profitable and the acquisition is expected to be accretive within the first 12 months. It will add approximately $2 million per quarter to our overall revenues and will not have a material effect on our second quarter results.” While terms were not disclosed, Rudolph noted that this all-cash transaction used less than five percent of the Company’s overall cash. Rudolph plans to maintain and expand a technology center in Mainz, Germany as operations are integrated into the Company.

Products included in the acquisition are all-surface inspection systems (wafer edge, backside and front side) for 200, 300 and 450 mm wafers, as well as mask blank inspection systems. Primary customers for unpatterned wafer inspection are semiconductor manufacturers who use these tools for quality assurance and yield improvement purposes, silicon wafer manufacturers and substrate suppliers for compound semiconductors. Mask blank systems are sold to mask shops, manufacturers of process tool equipment and mask blank manufacturers.

The company will provide more information on this acquisition in its 2nd Quarter 2012 Earnings Conference Call scheduled for July 30, 2012.

Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The company’s yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company’s web site at www.rudolphtech.com.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding the company’s anticipated revenue as a result of the acquisition; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the company’s ability to leverage its resources to improve its position in its core markets; the businesses of Rudolph and NanoPhotonics may not be integrated successfully, which may result in the resultant business not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; expected combination benefits from the acquisition may not be fully realized or realized within the expected time frame; revenues following the acquisition may be lower than expected; costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the consummation of the acquisition; or the businesses of the companies may suffer as a result of uncertainty surrounding the transaction. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:

Investors:                    Trade Press:
Steven R. Roth                Virginia Becker
973.448.4302                    952.259.1647
steven.roth@rudolphtech.com        virginia.becker@rudolphtech.com